Geovic Cameroon Development Progress

  Final Feasibility Study expected for release in November 2007
  Processing rate planned to be 33% greater than 2006 Pre-Feasibility Study
  Manganese production expected to be added to Project
  Production expected in second quarter of 2010

October 15, 2007 – Grand Junction CO – Geovic Mining Corp. (Geovic) [TSXV:GMC] announced today, on behalf of its 60% ownership of Geovic Cameroon PLC (GeoCam), that it expects to release the Final Feasibility Study (FFS) of the Nkamouna Cobalt-Nickel-Manganese Project (Project) in November, 2007. GeoCam also advised that the FFS is premised on processing an average 2,000 tonnes of concentrate per day, which is a 33% increase compared to the rate used in the 2006 pre-feasibility study. In view of increased throughput and the global escalation of prices and demand for equipment, materials and personnel, particularly in the mining industry, capital costs to build the Project will be significantly higher than in the pre-feasibility study.

GeoCam plans to award by December 2007 a contract to complete final engineering as well as construct the project during a period of approximately 24 months commencing in the second quarter of 2008. As a result, production is scheduled to begin in the second quarter of 2010.

To further expedite and facilitate construction, GeoCam recently awarded a contract with a Cameroon-based firm to expand on-site and regional infrastructure. Engineering has also begun for installing new housing, dining and office facilities and improve access roads sufficient to serve the Project in the near and long terms.

In response to recent increases in manganese prices, GeoCam now plans to include the production of high-purity manganese carbonate early in the Project, rather than dispose manganese hydroxide as contemplated in the FFS. Manganese carbonate is a premium feedstock for producing electro-manganese dioxide and metal that is used in many applications, including battery manufacturing. GeoCam has also successfully tested methods to produce a limited yet still important byproduct of scandium that otherwise reported to the nickel oxide byproduct. Demand for scandium is increasing, mainly for strengthening lightweight aluminum alloys used in the aerospace industry. Technical and economic studies of these potential additional byproducts are in progress and will be included in final engineering, construction and operation of the Project.

Recent acquisitions of personnel to further advance corporate and Project development include Dr. Edouard Zoutomou as Manager of Processing. Mr. Zoutomou obtained a PhD in Mining & Metallurgy from the University of Idaho in 1989 and his experience includes 17 years as a Process Engineer and Operations Manager with Kennecott Minerals Company. In addition, Mr. Michael Walthall, a CPA with more than 25 years experience with all aspects of public and private corporate finance, including investment banking, has joined Geovic as Corporate Controller.

Nkamouna – Background

The Nkamouna Project is the first of seven potential cobalt-nickel-manganese deposits to be developed and it is estimated to contain 53 million tonnes of proven and probable ore reserves at average grades of 0.24% cobalt, 0.72% nickel and 1.22% manganese. The ore is concentrated by simple sizing and upgraded to 0.7% cobalt, 1.0% nickel and 3.5% manganese prior to processing. Technical and financial information are stated in a March 12, 2007 43-101 Technical Report prepared by the independent engineering firm, Pincock Allen & Holt.

David C. Beling, P.E., Executive VP and COO, is the Qualified Person responsible for developing the Nkamouna Project and the technical information contained in this press release.

For more information, please contact:

Vanguard Shareholder Solutions	or	Geovic Mining Corp.
604.608.0824		970.256.9681
866.801.0779		dbeling@geovic.net
ir@vanguardsolutions.ca

Important Notice:

Statements contained in this press release that are not historical facts are forward-looking statements (within the meaning of the Canadian securities legislation) that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to the future price of metals; the estimation of mineral reserves and resources; the timing and amount of estimated future production, costs of production, and capital expenditures; costs and timing of the development of new deposits; and success of exploration activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims and limitations on insurance coverage. In certain cases, forward-looking statements can be identified by the use of words such as “proposes”, “expects”, “is expected”, “scheduled”, “estimated”, “intends”, or variations of such words and phrases or state that certain actions, events or results “will” occur. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Geovic Mining to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and other factors include, among others, risks related to operations; actual results of current exploration activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of metals; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof. Geovic Mining does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

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